United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                              (Amendment No. _3_)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                IMAGEX.COM, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    45244D102
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event, Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  45244D102                 13G                           Page 2 of 14
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Alta Partners
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    California
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,319,903
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,319,903
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,319,903
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    16.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 45244D102                13G                            Page 3  of 14
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Alta California Partners II, L. P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,319,903
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,319,903
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,319,903
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    16.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 45244D102                 13G                            Page 4 of 14
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Alta California Management Partners II, LLC.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,319,903
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,319,903
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,319,903
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    16.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.  45244D102                 13G                           Page 5 of 14
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Alta Embarcadero Partners II, LLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    California
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,319,903
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,319,903
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,319,903
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    16.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.  45244D102                 13G                           Page 6 of 14
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Jean Deleage
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,319,903
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,319,903
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,319,903
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    16.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 45244D102                  13G                           Page 7 of 14
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Garrett Gruener
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,319,903
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,319,903
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,319,903
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    16.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 45244D102                  13G                           Page 8 of 14
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Daniel Janney
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,319,903
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,319,903
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,319,903
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    16.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.  45244D102                 13G                           Page 9 of 14
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Alix Marduel
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,319,903
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,319,903
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,319,903
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    16.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.   45244D102                13G                          Page 10 of 14
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Guy Nohra
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,319,903
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,319,903
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,319,903
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    16.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.

(a)      Name of Issuer: ImageX.com, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  10210 NE Points Drive, Suite 200
                  Kirkland, WA 98033


Item 2.

(a)      Name of Person Filing:

         Alta Partners ("AP")
         Alta California Partners II, L.P. ("ACPII")
         Alta California Management Partners II, LLC. ("ACMPII")
         Alta Embarcadero Partners II, LLC ("AEPII")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Dan Janney ("DJ")
         Alix Marduel ("AM")
         Guy Nohra ("GN")

 (b)     Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

 (c)     Citizenship/Place of Organization:


         Entities:         AP       -       California
                           ACPII    -       Delaware
                           ACMPII           Delaware
                           AEPII            California

         Individuals:      JD               United States
                           GG               United States
                           DJ               United States
                           AM               United States
                           GN               United States

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number: .  45244D102

Item 3.  Not applicable.

Item 4         Ownership.


                             Please see Attachment A

------- ---------------------------- ----------- ----------- ------------ ----------- -------------
                                         AP        ACPII       ACMPII       AEPII          JD
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

(a)     Beneficial Ownership         5,319,903   5,319,903    5,319,903   5,319,903    5,319,903
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

(b)     Percentage of Class            16.9%       16.9%        16.9%       16.9%        16.9%
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

(c)     Sole Voting Power               -0-         -0-          -0-         -0-          -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

        Shared Voting Power          5,319,903   5,319,903    5,319,903   5,319,903    5,319,903
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

        Sole Dispositive Power          -0-         -0-          -0-         -0-          -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

        Shared Dispositive Power     5,319,903   5,319,903    5,319,903   5,319,903    5,319,903
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

                                         GG          DJ          AM           GN
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

(a)     Beneficial Ownership         5,319,903   5,319,903    5,319,903   5,319,903
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

(b)     Percentage of Class            16.9%       16.9%        16.9%       16.9%
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

(c)     Sole Voting Power               -0-         -0-          -0-         -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

        Shared Voting Power          5,319,903   5,319,903    5,319,903   5,319,903
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

        Sole Dispositive Power          -0-         -0-          -0-         -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------

        Shared Dispositive Power     5,319,903   5,319,903    5,319,903   5,319,903
------- ---------------------------- ----------- ----------- ------------ ----------- -------------



Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary That Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    January 29, 2002

ALTA PARTNERS                               ALTA CALIFORNIA PARTNERS II, L.P.

                                By: Alta California Management Partners II, LLC,
                                          Partners II, LLC, its General Partner


By:       /s/ Jean Deleage                  By: /s/ Garrett Gruener
   ---------------------------------        ------------------------------------
         Jean Deleage, President            Garrett Gruener, Member


ALTA CALIFORNIA MANAGEMENT PARTNERS II,    LLC ALTA EMBARCADERO PARTNERS II, LLC



By:      /s/ Garrett Gruener                By: /s/ Garrett Gruener
   ------------------------------           ------------------------------------
         Garrett Gruener, Member            Garrett Gruener, Member




         /s/ Jean Deleage                       /s/ Guy Nohra
----------------------------------          --------------------------------
         Jean Deleage                           Guy Nohra


         /s/ Garrett Gruener                   /s/ Daniel Janney
----------------------------------          --------------------------------
         Garrett Gruener                       Daniel Janney


         /s/ Alix Marduel
----------------------------------
         Alix Marduel

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    January 29, 2002

ALTA PARTNERS                               ALTA CALIFORNIA PARTNERS II, L.P.

                                     By: Alta California Management Partners II,
                                            LLC, its General Partner


By:       /s/ Jean Deleage                  By: /s/ Garrett Gruener
   ---------------------------------        ------------------------------------
         Jean Deleage, President            Garrett Gruener, Member


ALTA CALIFORNIA MANAGEMENT PARTNERS II,    LLC ALTA EMBARCADERO PARTNERS II, LLC



By:      /s/ Garrett Gruener                By: /s/ Garrett Gruener
   ------------------------------           ------------------------------------
         Garrett Gruener, Member             Garrett Gruener, Member




         /s/ Jean Deleage                       /s/ Guy Nohra
----------------------------------          --------------------------------
         Jean Deleage                           Guy Nohra


         /s/ Garrett Gruener                    /s/ Daniel Janney
----------------------------------          --------------------------------
         Garrett Gruener                        Daniel Janney


         /s/ Alix Marduel
----------------------------------
         Alix Marduel

                                  Attachment A



Alta Partners provides investment advisory services to several venture capital funds including, Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC. Alta California Partners II, L.P. beneficially owns 4,650,085 shares of Common Stock and Warrants to purchase 607,707 shares of Common Stock. Alta Embarcadero Partners II, LLC beneficially owns 54,433 shares of Common Stock and Warrants to purchase 7,678 shares of Common Stock. The respective general partner of Alta California Partners II L.P. and members of Alta Embarcadero Partners II, LLC exercise sole voting and investment power with respect to the shares owned by such funds.

Certain principals of Alta Partners are managing directors of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.), and members of Alta Embarcadero Partners II, LLC. As managing directors and members of such funds, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr. Garrett Gruener, a director of the Company, is a managing director of the general partner of Alta California Partners II, L.P. and a member of Alta Embarcadero Partners II, LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein. He does not directly own any securities in ImageX.com, Inc. and he is not compensated for his duties as a director. Mr. Gruener holds Stock Options for 10,000 shares of ImageX.com, Inc. Common Stock:
5,000 shares were granted on May 15, 2000 and 5,000 shares were granted on May 15, 2001.

Mr. Jean Deleage is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC. Thus he shares voting and dispositive powers over the 4,650,085 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and the 54,433 shares beneficially owned by Alta Embarcadero Partners II, LLC. Mr. Deleage disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Daniel Janney is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC. Thus he shares voting and dispositive powers over the 4,650,085 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and the 54,433 shares beneficially owned by Alta Embarcadero Partners II, LLC. Mr. Janney disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Dr. Alix Marduel is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC. Thus he shares voting and dispositive powers over the 4,650,085 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and the 54,433 shares beneficially owned by Alta Embarcadero Partners II, LLC. Dr. Marduel disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of her proportionate pecuniary interests therein.


                                                  Page 1 of 2   of Attachment A

                                                  Page 2 of 2   of Attachment A


Mr. Guy Nohra is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC. Thus he shares voting and dispositive powers over the 4,650,085 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and the 54,433 shares beneficially owned by Alta Embarcadero Partners II, LLC. Mr. Nohra disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.


Alta Partners is a venture capital firm with an office in San Francisco. Alta Partners is California Corporation. Alta California Partners II, L.P. is a Delaware Limited Partnership and Alta Embarcadero Partners II, LLC is a California Limited Liability Company.